Exhibit 99.1
AVANIR PHARMACEUTICALS ANNOUNCES FISCAL 2010 THIRD QUARTER
FINANCIAL RESULTS
ALISO VIEJO, Calif., August 5, 2010 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three and nine months ended June 30, 2010.
For the third quarter of fiscal 2010, Avanir reported a net loss of $5.7 million, or $0.06 loss per share, compared with a net loss of $5.0 million, or $0.06 loss per share, for the same period in fiscal 2009. Net revenues for the third quarter of fiscal 2010 were $487,000, compared with $591,000 for the same period in fiscal 2009. Total operating expenses were $6.5 million in the third quarter of fiscal 2010, compared with $5.6 million in the comparable fiscal 2009 period. The increase in total operating expenses was primarily due to costs associated with pre-commercialization expenses for the investigational drug AVP-923 (dextromethorphan/quinidine), formerly referred to by the proposed trade name Zenvia™. Cash used in operations during the third quarter of fiscal 2010 was $5.5 million.
For the first nine months of fiscal 2010, Avanir reported a net loss of $17.0 million, or $0.20 per share, compared with a net loss of $15.0 million, or $0.19 per share for the comparable period in fiscal 2009. Total net revenues for the first nine months of fiscal 2010 were $3.0 million compared with $3.2 million for the first nine months of fiscal 2009. Total operating expenses were $20.3 million in the first nine months of fiscal 2010, compared to $18.4 million in the comparable fiscal 2009 period. In addition, cash used in operations was $16.6 million in the first nine months of fiscal 2010 and $15.6 million in the first nine months of fiscal 2009.
“We are very pleased that the FDA has accepted our Complete Response submission and assigned a PDUFA date of October 30, 2010,” said Keith Katkin, Avanir’s President and CEO. “An FDA decision on the PBA application is fast approaching and we continue to make excellent progress on market development activities to support the planned launch of AVP-923 in the first calendar quarter of 2011. With the additional capital from our recent financing, we have been able to fill key leadership positions in our commercial organization and increase efforts in PBA disease awareness to set the stage for what we hope will be a successful launch of AVP-923. We hope to provide an important therapy to an underserved patient population that currently has no approved treatment options.”
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
AVP-923 in PBA

•	Announced that the U.S. Food and Drug Administration (FDA) acknowledged receipt of the Company’s Complete Response and assigned a Prescription Drug User Fee Act (PDUFA) goal date of October 30, 2010 for AVP-923 in the treatment of pseudobulbar affect (PBA).

•	Presented detailed AVP-923 safety and efficacy data from the double-blind and open-label extension of the Phase III confirmatory STAR trial in three data posters at the American Academy of Neurology Annual Meeting in Toronto.

•	Presented data from two AVP-923 drug interaction studies at the 2010 Annual Meeting of the American Psychiatric Association in New Orleans.

•	Submitted additional trade names for AVP-923 to the FDA for consideration subsequent to receipt of notice from the FDA that the proposed trade name of Zenvia was not accepted for marketing use.
COMPANY OPERATIONS
•	Completed a public offering of 10,000,000 shares of the Company’s common stock, raising approximately $26.6 million in net proceeds.
BALANCE SHEET HIGHLIGHTS
As of June 30, 2010, Avanir had cash, cash equivalents and investments in securities totaling $41.7 million, including cash and cash equivalents of $41.3 million and restricted investments in securities of approximately $402,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through August 10, 2010, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 90500390.
ABOUT Avanir
Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.
FORWARD LOOKING STATEMENTS
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, may be forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. These statements include, but are not limited to, discussion of regulatory and commercial development activities, anticipated launch timing of AVP-923 and any statements that relate to the intent, belief, plans, abilities, or expectations of our company or our management, or that are not a statement of historical fact. Risks and uncertainties that could cause actual results to differ include the possibility that AVP-923 may not receive approval from the FDA in a timely manner or at all, the possibility that AVP-923, if approved, may not succeed commercially, our limited capital resources, and other risks that are described in further detail in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from us upon request. We disclaim any intent to update these forward-looking statements.
AVANIR MEDIA & INVESTOR CONTACTS
Eric Benevich
Brenna Mullen
ir@avanir.com
949-389-6700